Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Data

Defined terms included below have the same meaning as terms defined and included elsewhere in the preliminary prospectus supplement dated October 20, 2024 (the “Preliminary Prospectus Supplement”), except that, unless the context requires otherwise, the term “forward sale agreement” as used herein does not include any additional forward sale agreement that we may enter into in connection with the exercise by the underwriter of its option to purchase additional shares in the offering of shares of common stock contemplated by the Preliminary Prospectus Supplement (the “Offering”).

Introduction

Atlantic Union is providing the following unaudited pro forma condensed combined financial data to aid shareholders in their analysis of the financial aspects of the Merger, the forward sale agreement and its completed acquisition of American National on April 1, 2024 (the “American National acquisition”). See “Summary—Recent Developments— Proposed Acquisition of Sandy Spring Bancorp” for more information on the Merger and see “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the unaudited consolidated balance sheet of Atlantic Union as of June 30, 2024 with the unaudited consolidated balance sheet of Sandy Spring as of June 30, 2024, giving effect to the Merger and the forward sale agreement as if the Merger had been consummated and the forward sale agreement had been fully physically settled on June 30, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, combines the audited consolidated statement of income of Atlantic Union for the year ended December 31, 2023, with the audited consolidated statement of income of American National for the year ended December 31, 2023, as well as the audited consolidated statement of income of Sandy Spring for the year ended December 31, 2023, giving effect to the American National acquisition, the Merger and the forward sale agreement as if the American National acquisition and the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024, combines the unaudited consolidated statement of income of Atlantic Union for the six months ended June 30, 2024, with the unaudited consolidated statement of income of American National for the three months ended March 31, 2024, as well as the unaudited consolidated statement of income of Sandy Spring for the six months ended June 30, 2024, giving effect to the American National acquisition, the Merger and the forward sale agreement as if the American National acquisition and the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.

The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included or incorporated by reference into this prospectus supplement and the accompanying base prospectus:

•	The historical audited consolidated financial statements of Atlantic Union as of and for the year ended December 31, 2023 (included in Atlantic Union’s 2023 10-K);

•	The historical unaudited consolidated financial statements of Atlantic Union as of and for the six months ended June 30, 2024 (included in Atlantic Union’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024);

•	The historical audited consolidated financial statements of Sandy Spring as of and for the year ended December 31, 2023 (included in Sandy Spring’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023);

•	The historical unaudited consolidated financial statements of Sandy Spring as of and for the six months ended June 30, 2024 (included in Sandy Spring’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024);

•	The historical audited consolidated financial statements of American National as of and for the year ended December 31, 2023 (included as Exhibit 99.1 in Atlantic Union’s Amended Current Report on Form 8-K/A dated April 18, 2024); and

•	The historical unaudited consolidated financial statements of American National as of and for the three months ended March 31, 2024 (included elsewhere in this prospectus supplement).

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into this prospectus supplement, including the unaudited pro forma condensed combined financial statements of Atlantic Union and American National as of and for the year ended December 31, 2023, attached as Exhibit 99.2 to Atlantic Union’s Amended Current Report on Form 8-K/A dated April 18, 2024.

The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The unaudited pro forma condensed combined financial data has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the American National acquisition, the Merger and the forward sale agreement, all of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisitions of American National and Sandy Spring by Atlantic Union. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the American National acquisition and the Merger been consummated and the forward sale agreement been fully physically settled on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions, certain asset dispositions (including the proposed sale of approximately $2 billion of commercial real estate loans at, or shortly after, the completion of the Merger), cost savings, or revenue synergies, among other factors, and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

The American National acquisition

On April 1, 2024, Atlantic Union completed its previously announced merger with American National, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and between Atlantic Union and American National. At the effective time of the merger, American National merged with and into Atlantic Union, with Atlantic Union continuing as the surviving corporation. Immediately following the merger, American National Bank and Trust Company, American National’s wholly owned subsidiary bank, merged with and into Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank. American National’s results of operations have been included in Atlantic Union’s consolidated results since the date of the American National acquisition.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, with Atlantic Union as the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of American National to conform to the presentation in Atlantic Union’s financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2024, does not reflect transaction accounting adjustments related to the American National acquisition as the American National acquisition is already reflected in the historical balance sheet of Atlantic Union as of June 30, 2024. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024, and for the year ended December 31, 2023, are presented as if the American National acquisition occurred on January 1, 2023, each of which does not necessarily indicate the results of operations if the businesses had been combined for the historical period, or the results of operations in future periods.

Accounting for the Sandy Spring Merger

The acquisition of Sandy Spring will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following unaudited pro forma condensed combined financial data is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of Sandy Spring. Upon completion of the Merger, a final determination of the fair values of Sandy Spring assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.

Forward sale agreement

In connection with the forward sale agreement, the forward purchaser or its affiliate is expected to borrow from third parties an aggregate of shares of our common stock. Such borrowed shares of our common stock will be delivered by the forward seller for sale to the underwriters in this offering. In the event that (i) the forward purchaser (or its affiliate) is unable through commercially reasonable efforts to borrow and deliver for sale to the underwriters on the anticipated closing date the number of shares of our common stock to be sold to the underwriters or (ii) in the forward purchaser’s commercially reasonable judgment either it is impracticable to do so or the forward purchaser (or its affiliate) would incur a stock loan rate greater than a specified rate to borrow and deliver for sale to the underwriters on the anticipated closing date such number of shares of our common stock, or if certain other conditions to the forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not borrow and deliver. Under such circumstances, the number of shares of our common stock underlying the forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell to the underwriters. For purposes of this section “Unaudited Pro Forma Condensed Combined Financial Data,” we have assumed a total offering size of $350.0 million in the offering contemplated by this prospectus supplement.

We will not initially receive any proceeds from the sale of the shares of our common stock sold by the forward seller to the underwriter. We expect to physically settle the forward sale agreement at the assumed offering size of $350.0 million (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 18 months from the date hereof. We may also elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, then we may not receive any proceeds from the issuance of shares of our common stock in respect of the forward sale agreement, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement).

Basis of Pro Forma Presentation

The historical financial data of Atlantic Union, American National and Sandy Spring has been adjusted to give pro forma effect to the transaction accounting required for the American National acquisition, the Merger and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the combined company upon closing of the Merger and full physical settlement of the forward sale agreement at the assumed offering size of $350.0 million.

The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s balance sheet or statement of income would have been had the American National acquisition been completed, the Merger been completed and the forward sale agreement been fully physically settled at the assumed offering size of $350.0 million as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Merger. American National and Atlantic Union did not have any historical material relationship before the American National acquisition. Sandy Spring and Atlantic Union have not had any historical material relationship before the Merger. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

(Dollars in thousands, except share and per share data)

	As of June 30, 2024
	Atlantic Union	Sandy Spring	Transaction Accounting		Combined
(Dollars in thousands)	(Historical)	(As Reclassified)(1)	Adjustments	Note	Pro Forma
Assets
Cash and cash equivalents	$446,014	$406,710	$235,000	(2), (3)	$1,087,724
Securities available for sale, at fair value	2,555,723	1,101,846			3,657,569
Securities held to maturity, at carrying value	810,450	226,233	(41,583)	(4)	995,100
Other investments, at cost		73,432			73,432
Loans held for sale	12,906	18,961			31,867
Loans held for investment, net of deferred fees and costs	18,347,190	11,483,921	(742,386)	(5)	29,088,725
Less: allowance for loan losses	158,131	125,863	46,396	(6)	330,390
Total loans held for investment, net	18,189,059	11,358,058	(788,782)		28,758,335
Premises and equipment, net	114,987	58,212	9,000	(7)	182,199
Goodwill	1,207,484	363,436	301,511	(8)	1,872,431
Amortizable intangibles, net	95,980	30,087	248,079	(9)	374,146
Bank owned life insurance	489,550	-			489,550
Other assets	839,260	371,368	116,878	(10)	1,327,506
Total assets	$24,761,413	$14,008,343	$80,103		$38,849,859
Liabilities
Noninterest-bearing demand deposits	$4,527,248	$2,931,405			$7,458,653
Interest-bearing deposits	15,473,629	8,408,823	(14,059)	(11)	23,868,393
Total deposits	20,000,877	11,340,228	(14,059)		31,327,046
Other short-term borrowings	790,085	575,038			1,365,123
Long-term borrowings	416,649	371,101	(20,973)	(12)	766,777
Other liabilities	510,116	122,972			633,088
Total liabilities	21,717,727	12,409,339	(35,032)		34,092,034
Stockholders' Equity
Preferred stock	173	-			173
Common stock	118,475	45,110	21,907	(2), (13), (14)	185,492
Additional paid-in capital	2,273,312	745,336	1,096,370	(2), (13), (14)	4,115,018
Retained earnings	1,034,313	910,552	(1,105,136)	(3), (6), (13)	839,729
Accumulated other comprehensive loss	(382,587)	(101,994)	101,994	(13)	(382,587)
Total stockholders' equity	3,043,686	1,599,004	115,135		4,757,825
Total liabilities and stockholders' equity	$24,761,413	$14,008,343	$80,103		$38,849,859

Please refer to the notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

(Dollars in thousands, except share and per share data)

	For the Six Months Ended June 30, 2024
(Dollars in thousands, except per share amounts)	Atlantic Union (Historical)	American National (Historical) (for the three months ended March 31, 2024)	American National Transaction Accounting Adjustments	Note	Combined Pro Forma Subtotal	Sandy Spring (As Reclassified ) (15)	Sandy Spring Transaction Accounting Adjustments	Note	Combined Pro Forma
Interest and dividend income
Interest and fees on loans	$519,796	$28,339	$15,007	(16)	$563,142	$301,970	$99,427	(23)	$964,539
Interest and dividends on securities:
Taxable	43,765	2,615	4,844	(17)	51,224	13,879	22,491	(24)	87,594
Nontaxable	16,323	24	17	(17)	16,364	3,623	6,019	(24)	26,006
Other interest income	3,918	625			4,543	11,655			16,198
Total interest and dividend income	583,802	31,603	19,868		635,273	331,127	127,937		1,094,337
Interest expense
Interest on deposits	224,368	10,871			235,239	147,775	7,030	(25)	390,044
Interest on borrowings	27,076	1,641	116	(18)	28,833	23,724	1,907	(26)	54,464
Total interest expense	251,444	12,512	116		264,072	171,499	8,937		444,508
Net interest income	332,358	19,091	19,752		371,201	159,628	119,001		649,829
Provision for credit losses	29,989	400	-		30,389	3,408	-		33,797
Net interest income after provision for credit losses	302,369	18,691	19,752		340,812	156,220	119,001		616,032
Noninterest income
Service charges on deposit accounts	17,655	518			18,173	5,756			23,929
(Loss) gain on sale of securities	(6,513)	-			(6,513)	-			(6,513)
Other operating income	38,223	3,755	(1,068)	(19), (22)	40,910	32,198			73,108
Total noninterest income	49,365	4,273	(1,068)		52,570	37,954	-		90,524
Noninterest expenses									-
Salaries and benefits	130,413	8,527			138,940	74,519			213,459
Occupancy expenses	14,462	1,555			16,017	9,621			25,638
Technology and data processing	18,401	1,461			19,862	6,389			26,251
Amortization of intangible assets	7,889	215	4,031	(20)	12,135	4,204	19,969	(28)	36,308
Merger-related costs	31,652	165			31,817	-			31,817
Other expenses	52,462	3,488	(411)	(22)	55,539	41,377			96,916
Total noninterest expenses	255,279	15,411	3,620		274,310	136,110	19,969		430,389
Income before income taxes	96,455	7,553	15,064		119,072	58,064	99,031		276,167
Income tax expense	21,525	1,509	3,465	(30)	26,499	14,885	22,777	(30)	64,161
Net income	74,930	6,044	11,599		92,573	43,179	76,254		212,006
Dividends on preferred stock	5,934	-	-		5,934	-	-		5,934
Net income available to common shareholders	$68,996	$6,044	$11,599		$86,639	$43,179	$76,254		$206,072

Basic earnings per common share	$0.84	$0.57				$0.96			$1.45
Diluted earnings per common share	$0.84	$0.57				$0.96			$1.45
Basic weighted average number of common shares outstanding	82,482,790	10,630,663	3,720,732	(21)	96,834,185	45,009,000	99,100	(31)	141,942,285
Diluted weighted average number of common shares outstanding	82,482,921	10,630,663	3,720,732	(21)	96,834,316	45,113,000	88,700	(31)	142,036,016

Please refer to the notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

(Dollars in thousands, except share and per share data)

	For the Year Ended December 31, 2023
(Dollars in thousands, except per share amounts)	Atlantic Union (Historical)	American National (Historical)	American National Transaction Accounting Adjustments	Note	Combined Pro Forma Subtotal	Sandy Spring (As Reclassified) (15)	Sandy Spring Transaction Accounting Adjustments	Note	Combined Pro Forma
Interest and dividend income
Interest and fees on loans	$846,923	$106,471	$43,467	(16)	$996,861	$579,960	$198,853	(23)	$1,775,674
Interest and dividends on securities:					-				-
Taxable	67,075	11,034	16,146	(17)	94,255	26,992	44,981	(24)	166,228
Nontaxable	34,381	139	57	(17)	34,577	7,224	12,039	(24)	53,840
Other interest income	6,071	2,585			8,656	23,348			32,004
Total interest and dividend income	954,450	120,229	59,670		1,134,349	637,524	255,873		2,027,746
Interest expense
Interest on deposits	296,689	28,843			325,532	225,028	14,059	(25)	564,619
Interest on borrowings	46,748	6,804	463	(18)	54,015	57,946	3,813	(26)	115,774
Total interest expense	343,437	35,647	463		379,547	282,974	17,872		680,393
Net interest income	611,013	84,582	59,207		754,802	354,550	238,001		1,347,353
Provision for credit losses	31,618	495	-		32,113	(17,561)	103,355	(27)	117,907
Net interest income after provision for credit losses	579,395	84,087	59,207		722,689	372,111	134,646		1,229,446
Noninterest income
Service charges on deposit accounts	33,240	2,216			35,456	10,447			45,903
(Loss) gain on sale of securities	(40,989)	(68)			(41,057)	-			(41,057)
Other operating income	98,626	16,188	(4,215)	(19), (22)	110,599	56,631			167,230
Total noninterest income	90,877	18,336	(4,215)		104,998	67,078	-		172,076
Noninterest expenses
Salaries and benefits	236,682	36,356			273,038	160,192			433,230
Occupancy expenses	25,146	6,219			31,365	18,778			50,143
Technology and data processing	32,484	5,394			37,878	11,186			49,064
Amortization of intangible assets	8,781	1,069	14,640	(20)	24,490	5,223	39,938	(28)	69,651
Merger-related costs	-	2,577			2,577	-	149,351	(29)	151,928
Other expenses	127,278	16,435	(1,309)	(22)	142,404	79,675			222,079
Total noninterest expenses	430,371	68,050	13,331		511,752	275,054	189,289		976,095
Income before income taxes	239,901	34,373	41,661		315,935	164,135	(54,643)		425,427
Income tax expense	38,083	8,214	9,582	(30)	55,879	41,291	(12,568)	(30)	84,602
Net income	201,818	26,159	32,079		260,056	122,844	(42,075)		340,825
Dividends on preferred stock	11,868	-	-		11,868	-	-		11,868
Net income available to common shareholders	$189,950	$26,159	$32,079		$248,188	$122,844	$(42,075)		$328,957

Basic earnings per common share	$2.53	$2.46				$2.74			$2.37
Diluted earnings per common share	$2.53	$2.46				$2.73			$2.37
Basic weighted average number of common shares outstanding	74,961,390	10,627,709	3,719,698	(21)	89,308,797	44,825,000	4,717,500	(31)	138,851,297
Diluted weighted average number of common shares outstanding	74,962,363	10,628,559	3,719,996	(21)	89,310,918	44,947,000	4,705,300	(31)	138,963,218

Please refer to the notes to the unaudited pro forma condensed combined financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared, in the case of the unaudited pro forma condensed combined balance sheet as of June 30, 2024, as if the Merger had been consummated and the forward sale agreement had been fully physically settled at the assumed offering size of $350.0 million on June 30, 2024, in the case of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, as if the American National acquisition had been consummated, the Merger had been consummated and the forward sale agreement had been fully physically settled at the assumed offering size of $350.0 million on January 1, 2023, and in the case of the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024, as if the American National acquisition had been consummated, the Merger had been consummated and the forward sale agreement had been fully physically settled at the assumed offering size of $350.0 million on January 1, 2023.

The unaudited pro forma condensed combined financial data has been prepared assuming the purchase method of accounting in accordance with GAAP. Under this method, Sandy Spring’s assets and liabilities as of the date of the Merger and American National’s assets and liabilities as of April 1, 2024 will be recorded at their respective fair values and added to those of Atlantic Union. Any difference between the purchase price for Sandy Spring and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. Similarly, the excess of the merger consideration over the fair value of American National’s net assets will be allocated to goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions with further analysis.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus supplement and are subject to change as additional information becomes available and additional analyses are performed. Atlantic Union management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Merger will be expensed as incurred under ASC 805 and are assumed to be cash settled.

Atlantic Union has performed a preliminary review of Sandy Spring’s and Atlantic Union’s accounting policies, and no material impacts are expected to be required as a result of the review performed.

Note 2 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change. Subsequent to the completion of the Merger, Atlantic Union will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.

(1)	Reclassifications to align the Sandy Spring financial presentation to Atlantic Union’s line item descriptions.
(2)	Represents the receipt of $350.0 million from the forward purchaser and the issuance of approximately 9.2 million shares, in accordance with the terms of the forward sale agreement and assuming such shares are issued at $37.88 (close price as of October 11, 2024) per share and that the forward sale agreement has been fully physically settled at the assumed size of $350.0 million.
(3)	Reflects pre-tax nonrecurring transaction costs of $149.4 million (net of tax $115.0 million) expected to be incurred as a result of the Merger and cash settled.
(4)	Adjustment to Sandy Spring’s held-to-maturity investment securities to reflect the estimated fair value based on estimates of expected cash flows and current interest rates of $41.6 million.

(5)	Adjustments to Sandy Spring’s outstanding loans held for investment, net of deferred fees and costs, reflect estimated fair value adjustments consisting of (i) adjustments for credit deterioration in the acquired loan portfolio, including adjustments on acquired loans that have not experienced more-than-insignificant deterioration in credit quality since origination, or non-purchased credit deteriorated loans, or non-PCD loans, and adjustments on acquired loans that have experienced more-than-insignificant deterioration in credit quality since origination, or PCD loans, (ii) an interest rate mark based on current market interest rates and spreads including the consideration of liquidity concerns, and (iii) a gross up of PCD loans, each as reflected in the following table:

(Dollars in thousands)	June 30, 2024
Credit mark - acquired non-PCD loans	$(103,355)
Credit mark - acquired PCD loans	(68,904)
Interest rate mark - acquired loans	(639,031)
Net fair value adjustments	(811,290)
Gross up of PCD loans	68,904
Cumulative pro forma adjustments to loans held for investment, net of deferred fees and costs	$(742,386)

(6)	Adjustments to Sandy Spring’s ACL that consist of (i) an adjustment to reverse its existing ACL, as loans acquired in a business combination are recorded at fair value and the recorded ACL of the acquired company is not carried over, (ii) the credit mark on acquired PCD loans, which under the CECL framework, is reflected as a gross up to both loans and ACL and is subject to change at closing of the Merger, and (iii) an additional allowance for non-PCD loans under CECL of $103.4 million with a deferred tax adjustment of $23.8 million, resulting in a net impact to retained earnings of $79.6 million, which will be recognized through the income statement of the combined company following the closing of the Merger, each as reflected in the following table:

(Dollars in thousands)	June 30, 2024
Reversal of Sandy Spring's existing ACL	$(125,863)
Estimate of lifetime credit losses for PCD loans	68,904
CECL ACL for non-PCD loans	103,355
Cumulative pro forma adjustment to allowance for credit losses	$46,396

(7)	Adjustment to Sandy Spring’s Premises and equipment to reflect the estimated fair value.
(8)	An adjustment to eliminate Sandy Spring’s legacy goodwill of $363.4 million, and to record estimated goodwill of $664.9 million related to the Merger, based on the preliminary pro forma allocation of purchase price as shown in Note 4 below.
(9)	Adjustment to record an estimated core deposit intangible asset of $212.7 million and a customer relationship intangible asset of $65.5 million and to eliminate Sandy Spring’s previously reported other amortizable intangible assets of $30.1 million. The core deposit intangible asset and customer relationship intangible asset is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method and straight-line method, respectively. The estimate of the core deposit intangible asset represents a 2.75% premium on Sandy Spring’s core deposits based on current market data for similar transactions.
(10)	Adjustment to record deferred federal income taxes to reflect the effects of the acquisition accounting adjustments based on Atlantic Union’s federal income statutory tax rate of 23%.
(11)	Adjustment to reflect the estimated fair value of Sandy Spring’s time deposits based on current market interest rates for similar instruments.
(12)	Adjustment to reflect the estimated fair value of Sandy Spring’s subordinated debt at current market rates and spreads for similar instruments.
(13)	Adjustment to eliminate Sandy Spring’s stockholders’ equity and record the issuance of shares of Atlantic Union common stock on the conversion of all of the outstanding shares of Sandy Spring’s common stock into shares of Atlantic Union common stock based on the Exchange Ratio.
(14)	Adjustment to record the equity to be issued as Merger Consideration. The adjustment to additional paid-in capital represents the amount of equity consideration above the $1.33 par value of Atlantic Union common stock issuable in the Merger.

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statements of income. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change.

(15)	Reclassifications to align Sandy Spring financial presentation to Atlantic Union’s line item descriptions.
(16)	Adjustment represents the estimated net discount accretion on acquired American National loans. Discount expected to be accreted over four years using the sum-of-years digits method.
(17)	Adjustment represents the estimated net discount accretion on American National’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over six years using the sum-of-years digits method.
(18)	Adjustment represents the estimated net discount amortization on American National’s trust preferred capital notes assumed in the American National acquisition. Discount on such trust preferred capital notes is expected to be accreted over 12 years using the straight-line method.
(19)	Adjustment represents the estimated loss of pre-tax income resulting from application of the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 following the American National acquisition.
(20)	Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method. Also includes elimination of amortization previously recorded by American National in connection with previous acquisitions.
(21)	Adjustments to weighted average basic and diluted shares of Atlantic Union common stock outstanding to eliminate weighted average basic and diluted shares of American National common stock outstanding and to record shares of Atlantic Union common stock issued in the American National acquisition.
(22)	Adjustment for the reclassification of American National’s interchange network fees recorded in other expenses to noninterest income, to align with the presentation of Atlantic Union’s income statements.
(23)	Adjustment represents the estimated net discount accretion on acquired Sandy Spring loans. Discount expected to be accreted over seven years using the sum-of-years digits method. See Note 5 below.
(24)	Adjustment represents the estimated net discount accretion on Sandy Spring’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over five years using the sum-of-years digits method. Adjustment also represents net interest income associated with the receipt of $350.0 million from the forward purchaser and the cash impact of non-recurring transaction costs. See Note 5 below.
(25)	Adjustment represents the estimated net discount amortization on Sandy Spring’s time deposits. Discount on such time deposits is expected to be amortized over one year using the straight-line method. See Note 5 below.
(26)	Adjustment represents the estimated net discount amortization on Sandy Spring’s subordinated debt to be assumed in the Merger. Discount on such subordinated debt is expected to be accreted over seven years using the straight-line method. See Note 5 below.
(27)	Reflects the recognition of nonrecurring expenses related to the provision for credit losses for non-PCD loans to establish reserve.
(28)	Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits and straight-line method, respectively. Also includes elimination of amortization previously recorded by Sandy Spring in connection with previous acquisitions. See Note 5 below.
(29)	Reflects the recognition of nonrecurring expenses related to estimated transaction costs related to the Merger in the amount of $149.4 million.

(30)	Adjustment to federal income tax expense to record the federal income tax effects of pro forma adjustments related to the Merger and the American National acquisition using a federal corporate income tax rate of 23%.
(31)	Adjustments to weighted average basic and diluted shares of Atlantic Union common stock outstanding to eliminate weighted average basic and diluted shares of Sandy Spring common stock outstanding and to record shares of Atlantic Union common stock to be issued in the Merger, calculated using the Exchange Ratio, and shares to be issued in accordance with the terms of the forward sale agreement.

Note 4 – Preliminary Pro Forma Allocation of Purchase Price

The preliminary pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (a) Sandy Spring’s balance sheet and operating results through the effective time of the Merger; (b) the aggregate value of merger consideration paid if the price of shares of Atlantic Union common stock varies from the assumed $37.88 per share; (c) total merger-related costs if consummation and/or implementation costs vary from currently estimated amounts; and (d) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.

The pro forma adjustments include the estimated purchase accounting entries to record the Merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable as of the date of this prospectus supplement, and may be revised as additional information becomes available.

The following table shows the preliminary pro forma allocation of the estimated consideration to be paid in the Merger for Sandy Spring common stock, based on the closing share price of Atlantic Union common stock of $37.88 on the NYSE on October 11, 2024 to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the Merger:

(Dollars in thousands)
Purchase Price:
Fair value of shares of common stock issued		$1,558,723
Total pro forma purchase price		$1,558,723

Fair value of assets acquired:
Cash and cash equivalents	$406,710
Securities	$1,359,928
Loans held for sale	$18,961
Net loans held for investment	$10,672,632
Premises and equipment	$67,212
Amortizable intangibles	$278,166
Other assets	$464,474
Total assets	$13,268,083

Fair value of liabilities assumed:
Deposits	$11,326,169
Short-term borrowings	$575,038
Long-term borrowings	$350,128
Other liabilities	$122,972
Total liabilities	$12,374,307

Net assets acquired		$893,776
Preliminary pro forma goodwill		$664,947

The purchase price is contingent on the price per share of Atlantic Union common stock at the effective time of the Merger, which has not yet occurred. The following table summarizes the sensitivity of the purchase price with a sensitivity analysis assuming a 10% increase and a 10% decrease in the price per share of Atlantic Union common stock from $37.88, the closing share price of Atlantic Union common stock on the NYSE on October 11, 2024, and its impact on the preliminary goodwill estimate.

Share Price Sensitivity (dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 10%	$1,714,595	$820,819
As presented in pro forma	$1,558,723	$664,947
Down 10%	$1,402,851	$509,075

Note 5 – Estimated Amortization/Accretion of Acquisition Accounting Adjustments

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined condensed financial statements on the future pre-tax net income of Sandy Spring after the Merger.

	For the Years Ended December 31,
(in thousands)	2025	2026	2027	2028	2029	Thereafter	Total
Loans	$99,427	$172,340	$145,826	$119,312	$92,798	$112,683	$742,386
Core Deposit Intangibles	(20,300)	(36,733)	(32,867)	(29,000)	(25,133)	(68,633)	(212,666)
Wealth Intangibles	(2,519)	(5,038)	(5,038)	(5,038)	(5,038)	(42,829)	(65,500)
AFS Investment Securities	16,873	27,611	21,475	15,339	9,204	1,535	92,037
HTM Investment Securities	7,624	12,475	9,703	6,931	4,158	692	41,583
Time Deposits	(7,030)	(7,029)	-	-	-	-	(14,059)
Subordinated Debt	(1,908)	(3,813)	(3,813)	(3,813)	(3,813)	(3,813)	(20,973)

The actual effect of purchase accounting adjustments on the future pre-tax income of Sandy Spring will differ from these estimates based on the closing date estimates of fair values and, if applicable, the use of different amortization methods than assumed above. Refer to Notes 2 and 3 above for additional information on assumed amortization methods.

Note 6 – Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the year ended December 31, 2023 and six months ended June 30, 2024 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the forward sale agreement, assuming they occurred, and the forward sale agreement was fully physically settled at the assumed offering size of $350.0 million. As the Merger and the forward sale agreement are being reflected as if they had occurred, and the forward sale agreement was fully physically settled at the assumed offering size of $350.0 million, at the beginning of the period presented, the calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the Merger and the forward sale agreement have been outstanding for the entire periods presented.

For the Year Ended
(Dollars in thousands)	December 31, 2023
Numerator
Pro forma net income - basic and diluted	$340,825
Less: Preferred dividends	$(11,868)
Net earnings allocated to common stock	$328,957
Denominator
Pro forma weighted average share of common stock outstanding - basic	138,851,297
Pro forma basic earnings per share	$2.37
Add: Dilutive effect of stock options and restricted stock	111,921
Pro forma weighted average share of common stock outstanding - diluted	138,963,218
Pro forma diluted earnings per share	$2.37

For the Six Month Ended
(Dollars in thousands)	June 30, 2024
Numerator
Pro forma net income - basic and diluted	$212,006
Less: Preferred dividends	$(5,934)
Net earnings allocated to common stock	$206,072
Denominator
Pro forma weighted average share of common stock outstanding - basic	141,942,285
Pro forma basic earnings per share	$1.45
Add: Dilutive effect of stock options and restricted stock	93,731
Pro forma weighted average share of common stock outstanding - diluted	142,036,016
Pro forma diluted earnings per share	$1.45

The above basic and diluted calculations include the following potential common stock as of December 31, 2023 and June 30, 2024 in the computations of earnings per share attributable to common shareholders of the combined company for the periods indicated:

As of December 31, 2023
Outstanding stock options and RSUs of Atlantic Union	487,623
RSUs of American National	111,480
Options of Sandy Spring	72,176
RSUs of Sandy Spring	413,036

As of June 30, 2024
Outstanding stock options and RSUs of Atlantic Union	691,111
Options of Sandy Spring	57,410
RSUs of Sandy Spring	523,115